UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.

                                SCHEDULE 13G

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO. 1)(1)

                          RELIANT RESOURCES, INC.
-------------------------------------------------------------------------------
                                      (Name of Issuer)

                  COMMON STOCK, PAR VALUE $0.001 PER SHARE
-------------------------------------------------------------------------------
                               (Title of Class of Securities)

                                 75952B105
          -------------------------------------------------------
                               (CUSIP Number)

                                    NONE
          -------------------------------------------------------
                   (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

               |_|    Rule 13d-1(b)
               |X|    Rule 13d-1(c)
               |_|    Rule 13d-1(d)

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                SCHEDULE 13G

CUSIP NO.  75952B105                                         PAGE 2 OF 11 PAGES

     1     NAME OF REPORTING PERSON
           /I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               APPALOOSA INVESTMENT LIMITED PARTNERSHIP I

     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)   |_|
                                                                      (b)   |_|

     3     SEC USE ONLY

     4     CITIZENSHIP OR PLACE OF ORGANIZATION
               DELAWARE

                      5    SOLE VOTING POWER
      NUMBER OF
                               -0-
        SHARES
                      6    SHARED VOTING POWER
     BENEFICIALLY
                               1,591,607
       OWNED BY

         EACH         7    SOLE DISPOSITIVE POWER

      REPORTING                -0-

        PERSON
                      8    SHARED DISPOSITIVE POWER
         WITH
                               1,591,607

     9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,591,607

     10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                                  |_|


     11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               0.5%

     12    TYPE OF REPORTING PERSON*

               PN

                                SCHEDULE 13G

CUSIP NO.  75952B105                                         PAGE 3 OF 11 PAGES

     1     NAME OF REPORTING PERSON
           /I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               PALOMINO FUND LTD.

     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)   |_|
                                                                      (b)   |_|

     3     SEC USE ONLY

     4     CITIZENSHIP OR PLACE OF ORGANIZATION
               BRITISH VIRGIN ISLANDS

                      5    SOLE VOTING POWER
      NUMBER OF
                               -0-
        SHARES
                      6    SHARED VOTING POWER
     BENEFICIALLY
                               948,623
       OWNED BY

         EACH         7    SOLE DISPOSITIVE POWER

      REPORTING                -0-

        PERSON
                      8    SHARED DISPOSITIVE POWER
         WITH
                               948,623

     9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               948,623

     10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                                  |_|


     11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               0.3%

     12    TYPE OF REPORTING PERSON*

               CO

                                SCHEDULE 13G

CUSIP NO.  75952B105                                         PAGE 4 OF 11 PAGES

     1     NAME OF REPORTING PERSON
           /I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               APPALOOSA MANAGEMENT L.P.

     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)   |_|
                                                                      (b)   |_|

     3     SEC USE ONLY

     4     CITIZENSHIP OR PLACE OF ORGANIZATION
               DELAWARE

                      5    SOLE VOTING POWER
      NUMBER OF
                               -0-
        SHARES
                      6    SHARED VOTING POWER
     BENEFICIALLY
                               2,540,230
       OWNED BY

         EACH         7    SOLE DISPOSITIVE POWER

      REPORTING                -0-

        PERSON
                      8    SHARED DISPOSITIVE POWER
         WITH
                               2,540,230

     9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               2,540,230

     10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                                  |_|


     11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               0.9%

     12    TYPE OF REPORTING PERSON*

               PN

                                SCHEDULE 13G

CUSIP NO.  75952B105                                         PAGE 5 OF 11 PAGES

     1     NAME OF REPORTING PERSON
           /I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               APPALOOSA PARTNERS INC.

     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)   |_|
                                                                      (b)   |_|

     3     SEC USE ONLY

     4     CITIZENSHIP OR PLACE OF ORGANIZATION
               DELAWARE

                      5    SOLE VOTING POWER
      NUMBER OF
                               -0-
        SHARES
                      6    SHARED VOTING POWER
     BENEFICIALLY
                               2,540,230
       OWNED BY

         EACH         7    SOLE DISPOSITIVE POWER

      REPORTING                -0-

        PERSON
                      8    SHARED DISPOSITIVE POWER
         WITH
                               2,540,230

     9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               2,540,230

     10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                                  |_|


     11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               0.9%

     12    TYPE OF REPORTING PERSON*

               CO

                                SCHEDULE 13G

CUSIP NO.  75952B105                                         PAGE 6 OF 11 PAGES

     1     NAME OF REPORTING PERSON
           /I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               DAVID A. TEPPER

     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)   |_|
                                                                      (b)   |_|

     3     SEC USE ONLY

     4     CITIZENSHIP OR PLACE OF ORGANIZATION
               UNITED STATES

                      5    SOLE VOTING POWER
      NUMBER OF
                               4,000,000
        SHARES
                      6    SHARED VOTING POWER
     BENEFICIALLY
                               2,540,230
       OWNED BY

         EACH         7    SOLE DISPOSITIVE POWER

      REPORTING                4,000,000

        PERSON
                      8    SHARED DISPOSITIVE POWER
         WITH
                               2,540,230

     9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               6,540,230

     10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                                  |_|


     11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               2.2%

     12    TYPE OF REPORTING PERSON*

               IN

                                SCHEDULE 13G

CUSIP NO.  75952B105                                         PAGE 7 OF 11 PAGES

        This Amendment No. 1 to the statement on Schedule 13G filed by and on behalf of Appaloosa Investment Limited Partnership I ("AILP"), Palomino Fund Ltd. ("Palomino"), Appaloosa Management L.P. ("AMLP"), Appaloosa Partners Inc. ("API") and David A. Tepper ("Mr. Tepper" and, together with AILP, Palomino, AMLP and API, the "Reporting Persons") filed on April 4, 2003 (the "Schedule 13G") relates to the common stock of Reliant Resources, Inc. (the "Company"). As of May 14, 2003, the Reporting Persons' ownership position fell below 5%. As of the date of this filing, the Reporting Persons' ownership continues to remain below 5% and, therefore, the Reporting Persons are filing this Amendment to reflect that, pursuant to Rule 13d-2(b) under the Securities Exchange Act of 1934, as amended, the Reporting Persons no longer have an obligation to make additional 13G filings.

Item 1.

     (a) NAME OF ISSUER:

         Reliant Resources, Inc.

     (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         1111 Louisiana Street
         Houston, TX 77002

Item 2.

     (a) NAME OF PERSON FILING:

         This Schedule 13G is filed by AILP, Palomino, AMLP, API and Mr.
         Tepper.

     (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE:

         The business address of each of the Reporting Persons is c/o Appaloosa Management L.P., 26 Main Street, Chatham, NJ 07928.

     (c) CITIZENSHIP:

     (d) AILP is a Delaware limited partnership. Palomino is a British Virgin Islands corporation. AMLP is a Delaware limited partnership. API is a Delaware corporation. Mr. Tepper is a citizen of the United States.

                                SCHEDULE 13G

CUSIP NO.  75952B105                                         PAGE 8 OF 11 PAGES

     (e) TITLE OF CLASS OF SECURITIES:

         Common Stock, par value $0.001 per share.

     (f) CUSIP NUMBER: 75952B105

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13-2(b), CHECK WHETHER THE PERSON FILING IS A:

    (a) [ ] Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o);

    (b) [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C.
            78c);

    (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);

    (d) [ ] Investment Company registered under Section 8 of the
            Investment Company Act (15 U.S.C. 80a-8);

    (e) [ ] An investment advisor in accordance with Section
            240.13d-1(b)(1)(ii)(E);

    (f) [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

    (g) [ ] A parent holding company or control person, in accordance with Section 240.13d-1(b)(1)(ii)(G);

    (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

    (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

    (j) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

                                SCHEDULE 13G

CUSIP NO.  75952B105                                         PAGE 9 OF 11 PAGES

If this statement is filed pursuant to ss. 240.13d-1(c), check this box.    |X|

Item 4. OWNERSHIP:

        The percentages set forth in this Item 4 are based on there being 294,591,650 shares of Common Stock outstanding as of November 10, 2003 as disclosed in Reliant Resources, Inc.'s Form 10-Q filed on November 12, 2003 for the quarterly period ended September 20, 2003.

    AILP
    ----

    (a) AMOUNT BENEFICIALLY OWNED: 1,591,607

    (b) PERCENT OF CLASS: 0.5%

    (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

           (i)  sole power to vote or to direct the vote: -0-

           (ii) shared power to vote or to direct the vote: 1,591,607

           (iii)sole power to dispose or to direct the disposition of: -0-

           (iv) shared power to dispose or to direct the disposition of:
                1,591,607

    Palomino
    --------

    (a) AMOUNT BENEFICIALLY OWNED: 948,607

    (b) PERCENT OF CLASS: 0.3%

    (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

           (i)  sole power to vote or to direct the vote: -0-

           (ii) shared power to vote or to direct the vote: 948,607

           (iii)sole power to dispose or to direct the disposition of: -0-

                                SCHEDULE 13G

CUSIP NO.  75952B105                                        PAGE 10 OF 11 PAGES

           (iv) shared power to dispose or to direct the disposition of:
                948,607

    AMLP
    ----

    (a) AMOUNT BENEFICIALLY OWNED: 2,540,230

    (b) PERCENT OF CLASS: 0.9%

    (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

           (i)  sole power to vote or to direct the vote: -0-

           (ii) shared power to vote or to direct the vote: 2,540,230

           (iii)sole power to dispose or to direct the disposition of: -0-

           (iv) shared power to dispose or to direct the disposition of:
                2,540,230

    API
    ---

    (a) AMOUNT BENEFICIALLY OWNED: 2,540,230

    (b) PERCENT OF CLASS: 0.9%

    (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

           (i)  sole power to vote or to direct the vote: -0-

           (ii) shared power to vote or to direct the vote: 2,540,230

           (iii)sole power to dispose or to direct the disposition of: -0-

           (iv) shared power to dispose or to direct the disposition of:
                2,540,230

    David A. Tepper
    ---------------

    (a) AMOUNT BENEFICIALLY OWNED: 6,540,230

    (b) PERCENT OF CLASS: 2.2%

    (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                                SCHEDULE 13G

CUSIP NO.  75952B105                                         PAGE 11 OF 11 PAGES

           (i)  sole power to vote or to direct the vote: 4,000,000

           (ii) shared power to vote or to direct the vote: 2,540,230

           (iii)sole power to dispose or to direct the disposition of:
                4,000,000

           (iv) shared power to dispose or to direct the disposition of: 2,540,230

Item 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: |X|

Item 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

     Not applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

     Not applicable.

Item 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

     Not applicable.

Item 9. NOTICES OF DISSOLUTION OF GROUP:

     Not applicable.

Item 10. CERTIFICATION:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               SIGNATURE PAGE
                               --------------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2004

                                   APPALOOSA INVESTMENT LIMITED PARTNERSHIP I

                                   By:  APPALOOSA MANAGEMENT L.P.,
                                        Its General Partner

                                           By:  APPALOOSA PARTNERS INC.,
                                                Its General Partner

                                              By:
                                                 ------------------------------
                                                 Name:    David A. Tepper
                                                 Title:   President

                                   PALOMINO FUND LTD.

                                   By:  APPALOOSA MANAGEMENT L.P.,
                                        Its Investment Adviser

                                           By:  APPALOOSA PARTNERS INC.,
                                                Its General Partner

                                              By:
                                                 ------------------------------
                                                 Name:    David A. Tepper
                                                 Title:   President

                                   APPALOOSA MANAGEMENT L.P.

                                   By:  APPALOOSA PARTNERS INC.,
                                        Its General Partner

                                              By:
                                                 ------------------------
                                                 Name:  David A. Tepper
                                                 Title: President

                                   APPALOOSA PARTNERS INC.

                                           By:
                                              ------------------------
                                              Name:  David A. Tepper
                                              Title:    President


                                           ---------------------------
                                            David A. Tepper

                                 EXHIBIT A
                                 ---------

                           JOINT FILING AGREEMENT
                           ----------------------

The undersigned agree that the foregoing Statement on Schedule 13G (including any and all amendments thereto) is being filed with the Commission on behalf of each of the undersigned pursuant to Rule 13d-1(k) and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings.

Dated:  February 13, 2004

                                   APPALOOSA INVESTMENT LIMITED PARTNERSHIP I

                                   By:  APPALOOSA MANAGEMENT L.P.,
                                        Its General Partner

                                           By:  APPALOOSA PARTNERS INC.,
                                                Its General Partner

                                              By:
                                                 ------------------------------
                                                 Name:    David A. Tepper
                                                 Title:   President

                                   PALOMINO FUND LTD.

                                   By:  APPALOOSA MANAGEMENT L.P.,
                                        Its Investment Adviser

                                           By:  APPALOOSA PARTNERS INC.,
                                                Its General Partner

                                              By:
                                                 ------------------------------
                                                 Name:    David A. Tepper
                                                 Title:   President

                                   APPALOOSA MANAGEMENT L.P.

                                   By:  APPALOOSA PARTNERS INC.,
                                        Its General Partner

                                              By:
                                                 ------------------------
                                                 Name:  David A. Tepper
                                                 Title: President

                                   APPALOOSA PARTNERS INC.

                                           By:
                                              ------------------------
                                              Name:  David A. Tepper
                                              Title:    President


                                           ---------------------------
                                            David A. Tepper